Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to Item #15, the additional answers are as follows:

Item 15  Additional Sub-custodians:



Unicredit Bank d.d. Mostar, Federation of Bosnia and Herzegovina Republic Bank Limited, Port of Spain, Trinidad & Tobago
Banque Internationale Arabe de Tunisie, Tunis Cedex, Tunisia Citibank, A.S., Levent istanbul, Turkey
Deutsche Bank, A.S., Istanbul, Turkey
Standarded Chartered Bank Uganda Limited, Kampala, Uganda
PJSC Citibank, Kyiv, Ukraine
HSBC Bank Middle East Limited, Abu Dhabi,
United Arab Emirates
Banco Itau Uruguay S.A., Montevideo, Uruguay
Citibank, N.A., Caracas, Venezuela
HSBC Bank (Vietnam) Ltd., Ho Chi Minh City, Vietnam
Standard Chartered Bank Zambia Plc., Lusaka, Zambia
Stanbic Bank Zimbabwe Limited, Harare, Zimbabwe
Raiffeisen Bank sh.a, Tirana, Albania
Standared Bank Limited, Blantyre, Malawi
Citibank, N.A., Apartado, Panama
Standard Chartered Bank (Tanzania) Limited, Dar es Salaam, Tanzania Citibank Europe plc Magyarorszagi Fioktelepe, Budapest, Hungary Deutsche Bank AG Netherlands, Lisbon, Portugal
BNP Paribas Securities Services SCA, Athens, Greece
Bank Polska Kasa Opieki S.A, Warsaw, Poland
Citibank N.A.(Shanghai - Hong Kong Stock Connect only), Central,
Hong Kong
The Hongkong and Shanghai Banking Corporation Limited(Shanghai - Hong Kong Stock Connect only), Central, Hong Kong
Standard Chartered Bank (Hong Kong) Limited (Shanghai - Hong Kong Stock Connect), Kwun Tong, Hong Kong
UniCredit Bulbank AD, Sofia, Bulgaria
AS SEB Pank, Tallinn, Estonia
Deutsche Bank S.A.E., Madrid, Spain
UniCredit Bank d.d., Colombo, Sri Lanka

Type of Custody:  Foreign Custodian Rule 17f 5